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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:         ADC TELECOMMUNICATIONS
                  Mark Borman, Investor Relations
                  (612) 946-3338
                  Lynne High, Marketing Communications
                  (612) 946-3160

                  TELEDATA COMMUNICATIONS
                  Shmuel Arvatz, CFO
                  972-9-9591-410
                  Marilena Michaelidou
                  (212) 983-1702

              ADC TELECOMMUNICATIONS TO ENTER BROADBAND DLC MARKET
                   WITH ACQUISITION OF TELEDATA COMMUNICATIONS

              ACQUISITION MEETS THREE STRATEGIC OBJECTIVES FOR ADC

MINNEAPOLIS, MINN. AND HERZLIA, ISRAEL -- SEPTEMBER 16, 1998 --

ADC Telecommunications, Inc. (Nasdaq: ADCT; www.adc.com) and Teledata Communications Ltd. (Nasdaq: TLDCF; www.teledata.co.il) today announced that ADC has agreed to pay $15.75 per share or approximately $200 million in cash for all of Teledata's outstanding shares of stock and to convert outstanding Teledata stock options into ADC common stock options. A definitive agreement has been executed and the transaction is expected to close by the end of 1998, subject to certain conditions including, among others, Teledata shareholder approval, judicial approval and receipt of necessary governmental consents. At the closing of the transaction, ADC expects to take a one-time charge for purchased research and development expense of which the amount has not yet been determined.

Teledata, based in Herzlia, Israel, is a leading global supplier of mid-sized digital loop carrier (DLC) systems (from 60 to 960 access lines), which is an area defined by some analysts as the fastest growing segment of the DLC market. Teledata has a broad range of customers in the international market, with particular strength in Europe, the Middle East, South Africa, Australia

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and Latin America. The acquisition of Teledata provides ADC with immediate leverage in those markets and speeds progress toward ADC's goal to grow international sales to 30% of total sales from 21% today. Teledata had revenues of US $69 million in the twelve months ended June 30, 1998 and has approximately 325 employees.

"Our acquisition of Teledata meets three important strategic objectives for ADC," said William J. Cadogan, chairman and chief executive officer of ADC Telecommunications. "First, it provides ADC with a springboard from which to further strengthen our broad offering of local loop technologies for a strategically important segment of the last-mile telecommunications network - the digital loop carrier market. Second, we obtain new distribution channels as well as fiber, copper and wireless telecommunications products to increase our international sales. And third, we now have a platform from which we can develop a broadband digital loop carrier system for both the U.S. and international markets using the voice, video and Internet/data technologies we have in our current portfolio and under development."

"We are pleased to join forces with ADC Telecommunications in bringing worldwide solutions that enable service providers to offer high-speed, integrated voice, video and Internet/data services in the last mile of the telecommunications network," said Joseph Atsmon, Teledata's chief executive officer. "ADC's strong technology portfolio and global sales network will help leverage the growth potential of Teledata's digital loop carrier platform to expand further internationally and accelerate its entrance into the U.S. market."

Mr. Cadogan added, "We are especially impressed with the technology and knowledge base that Teledata's research and development teams possess. Israel has emerged as a center of technological innovation. We look forward to working together in developing broadband digital loop carriers that will bring faster, cost-effective solutions to both the U.S. and international markets."

By 2001, the number of subscribers connecting to telecommunications services over DLC systems is expected to double from 1997 levels. Traditional DLCs are narrowband transmission

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systems in the local loop that transport voice signals. Broadband DLC systems will soon be delivering not only voice, but high-speed Internet/data and video services over fiber lines from a provider's central office to a remote neighborhood site where the service is transitioned to copper wires, coaxial cables or wireless systems for delivery to the end user. Service providers are expected to deploy new broadband DLCs to offer more high-speed, digital services than currently available using traditional DLCs and copper wire networks. Internationally, the market potential for DLCs is greater than in the U.S. as low tele-density countries are adding infrastructure.

ADC TELECOMMUNICATIONS, INC. is a leading global supplier of voice, video and data systems for telephone, cable television, Internet, broadcast, wireless and private communications networks. ADC's systems enable local access and high-speed transmission of communications services from providers to consumers and businesses over fiber optic, copper, coaxial and wireless media. Headquartered in Minneapolis, Minnesota, ADC has approximately 7,800 employees around the world and annual sales of $1.3 billion.

TELEDATA COMMUNICATIONS LTD. designs, develops, manufactures, markets and supports advanced wireline and wireless customer access network equipment for telephone operating companies worldwide. Teledata's products enable telephone companies to enhance the capacity, reach and functionality of the network transmission links that connect subscribers to the local exchange, generally known as the "local loop" network. Using Teledata products, telephone operating companies can quickly and cost-effectively deploy new networks using fiber, copper and radio links and upgrade the existing infrastructure in order to substantially increase the number of subscribers that can be served and expand and improve the scope and quality of services offered.

For more information on ADC, click on Investor at our new Investor Relations web site at http://www.adc.com or call (888) 329-9823 to receive ADC
Telecommunications' press releases by fax on demand.

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CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Any forward-looking statements contained herein reflect management's current expectations or beliefs. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors, including the risks and uncertainties identified in Exhibit 99 to ADC's Report on Form 10-K for the fiscal year ended October 31, 1997. Teledata Communications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors, including the risks and uncertainties identified in Teledata's various filings with the Securities and Exchange Commission.

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